The issuer has filed a registration statement (including a base prospectus) with the SEC for the offering to which this free writing prospectus relates. Before you invest in this offering, you should read the base prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov <http://www.sec.gov/>. Alternatively, RBS Greenwich Capital will arrange to send you the base prospectus at no charge if you request it by calling 1-866-884-2071 or emailing offeringmaterials@rbsgc.com.

This free writing prospectus is being delivered to you solely to provide you with information about the offering and to solicit an offer to purchase the offered securities. Any such offer to purchase made by you will not be accepted and will not constitute a contractual commitment by you to purchase any of the securities until we have accepted your offer to purchase such securities. Any such commitment shall be subject to the conditions specified below.

This free writing prospectus is not required to contain all of the information that is required to be included in the base prospectus and the prospectus supplement. The information in this free writing prospectus is preliminary and is subject to completion or change. The information in this free writing prospectus, if conveyed prior to the time of your commitment to purchase the offered securities, supercedes any prior version of this free writing prospectus and any information contained in any prior similar free writing prospectus relating to these securities. If a preliminary prospectus is conveyed to you prior to your commitment to purchase, that document supersedes all other information provided to you concerning the offered securities.

This free writing prospectus is not an offer to sell or a solicitation of an offer to buy these securities in any state where such offer, solicitation or sale is not permitted.

The securities referred to in this free writing prospectus are being offered when, as and if issued. The issuer is not obligated to issue any such securities or any similar securities, and all or a portion of the securities may not be issued that have the characteristics described herein. The underwriters' obligation to deliver such securities is subject to the terms and conditions of the underwriting agreement with the issuer and the availability of the securities having the characteristics described herein. If, for any reason, the issuer does not deliver such securities, the underwriter will notify you, and neither the issuer nor any underwriter will have any obligation to you to deliver all or any portion of the securities which you have committed to purchase, and there will be no liability between us as a consequence of the non-delivery.

For asset-backed and mortgage-backed securities: Certain of the information contained herein may be based on numerous assumptions (including preliminary assumptions about the pool assets and structure), which may not be specifically identified as assumptions in the information. Any such information or assumptions are subject to change. The information in this free writing prospectus may reflect assumptions specifically requested by you. If so, prior to the time of your commitment to purchase, you should request updated information based on any assumptions specifically required by you.

Any legends, disclaimers or other notices that may appear below or on any electronic communication to which this free writing prospectus is attached which state that (1) these materials do not constitute an offer (or a solicitation of an offer), (2) no representation is made as to the accuracy or completeness of these materials and that these materials may not be updated or (3) these materials may be confidential are not applicable to this communication and should be disregarded. Such legends, disclaimers or other notices have been automatically generated as a result of this communication having been sent via Bloomberg or another system.

*OLTV should include first mortgage balance on the property at the time of origination
*COLTV should include first mortgage balance and any additional mortgages on the property (whether in this collateral pool or not) at the time of origination
*Front end DTI should include only first mortgage expenses (P and I, Property Taxes and Insurance)
*Back end DTI Should include all mortgage expenses and all other debt
* Each line item's "Deal Percentage" should reflect its respective relative percentage of the deal.
*For example the purchase row and owner occupied column interesection should equal the percentage of purchase loans that are owner occupied.
* Cells corresponding to, for instance, the IO row and the IO column, should equal 100%, NOT its respective relative percentage of the deal.

Nationstar 2006-B

Loan Characteristics	Loan Number	Balance	Deal Percentage	WAC	WALA	FICO	OLTV	COLTV	Front End DTI	Back End DTI	Full Doc	Owner Occ	Single Family	Purchase	Simul 2nds	IO	Init Cap	Subs Cap	Life Cap
TOTAL	8,258	999,704,627	100.00%	8.90	11	601	79.2	79.4	0.0	40.0	77.3	98.7	82.3	10.1	1.8	0.4	3.0	1.5	7.0

COUPON 9.501-10.000	795	90,880,947	9.09%	9.78	11	585	81.6	81.8	0.0	40.1	72.5	98.3	83.0	8.3	0.9	0.0	3.0	1.5	7.0
COUPON 10.001-10.500	525	54,562,036	5.46%	10.28	13	575	82.0	82.2	0.0	39.9	78.5	97.1	87.6	11.4	1.4	0.0	2.9	1.5	7.0
COUPON 10.501-11.000	570	46,228,746	4.62%	10.77	25	574	82.2	82.5	0.0	40.2	77.4	95.6	86.2	11.1	2.7	0.0	2.9	1.4	7.0
COUPON 11.001-11.500	305	18,479,169	1.85%	11.28	42	581	82.5	82.8	0.0	39.4	84.2	94.1	87.9	19.4	3.5	0.0	2.5	1.2	7.0
COUPON 11.501+	1,884	90,263,361	9.03%	12.82	38	583	82.8	83.0	0.0	40.1	83.4	97.3	81.4	22.6	2.1	0.0	2.0	1.0	7.0
BALANCE 0.00- 50,000	1,985	59,274,327	5.93%	11.82	52	590	79.5	79.6	0.0	37.5	86.4	95.0	84.5	20.4	1.0	0.0	2.0	1.1	6.9
BALANCE 50,000.01- 100,000	2,695	195,937,150	19.60%	9.76	20	599	77.0	77.2	0.0	37.7	85.4	97.5	89.9	10.6	1.6	0.0	2.8	1.4	7.0
BALANCE 100,000.01- 200,000	2,208	311,962,008	31.21%	8.86	8	600	78.7	78.9	0.0	39.6	81.5	99.0	83.4	8.6	2.0	0.1	3.0	1.5	7.0
BALANCE 200,000.01- 300,000	812	197,405,775	19.75%	8.33	4	602	79.8	80.0	0.0	40.6	72.0	99.4	75.4	10.2	1.6	1.0	3.0	1.5	7.0
BALANCE 300,000.01- 400,000	321	109,975,853	11.00%	8.13	3	605	80.6	80.9	0.0	42.3	68.0	99.6	80.5	8.5	2.0	1.2	3.0	1.5	7.0
BALANCE 400,000.01- 500,000	126	56,047,772	5.61%	7.93	3	603	82.3	82.5	0.0	44.0	65.3	100.0	76.8	6.1	1.6	0.0	3.0	1.5	7.0
BALANCE 500,000.01- 600,000	72	39,508,423	3.95%	7.65	1	610	83.1	83.5	0.0	43.6	66.3	100.0	82.4	13.7	3.9	0.0	3.0	1.5	7.0
BALANCE 600,000.01- 700,000	23	14,798,782	1.48%	7.98	2	611	79.0	79.0	0.0	41.2	56.8	95.8	78.8	8.6	0.0	0.0	3.0	1.5	7.0
BALANCE 700,000.01- 800,000	7	5,206,033	0.52%	6.85	2	600	77.2	77.2	0.0	39.6	71.8	100.0	100.0	0.0	0.0	0.0	3.0	1.5	7.0
BALANCE 800,000.01- 900,000	2	1,680,011	0.17%	7.43	2	601	70.0	70.0	0.0	35.6	49.4	100.0	100.0	0.0	0.0	0.0	3.0	1.5	7.0
BALANCE 900,000.01-1,000,000	5	4,890,135	0.49%	8.02	0	597	77.6	77.6	0.0	42.6	80.0	100.0	59.9	0.0	0.0	0.0	3.0	1.5	7.0
BALANCE >1,000,000	2	3,018,358	0.30%	8.40	1	620	72.8	72.8	0.0	43.5	100.0	100.0	53.6	46.4	0.0	0.0	3.0	1.5	7.0
FICO 0	1	5,950	0.00%	13.80	69	0	28.6	28.6	0.0	25.8	100.0	100.0	100.0	0.0	0.0	0.0	0.0	0.0	0.0
FICO 501-525	403	23,875,029	2.39%	11.04	56	515	82.1	82.8	0.0	39.6	90.4	98.1	91.2	17.3	6.3	0.0	2.5	1.2	7.0
FICO 526-550	814	97,758,243	9.78%	9.76	15	538	87.0	87.2	0.0	41.8	95.8	99.6	82.6	11.5	1.7	0.0	2.9	1.5	7.0
FICO 551-575	1,480	192,129,122	19.22%	9.13	9	564	79.0	79.2	0.0	41.0	82.9	99.1	82.2	8.8	2.2	0.2	3.0	1.5	7.0
FICO 576-600	1,545	211,225,601	21.13%	8.71	6	588	78.8	79.0	0.0	40.6	77.2	99.1	84.1	8.3	1.5	0.1	3.0	1.5	7.0
FICO 601-625	1,388	193,037,947	19.31%	8.57	5	612	78.8	79.1	0.0	40.5	72.3	98.7	79.9	10.4	1.8	0.8	3.0	1.5	7.0
FICO 626-650	938	112,208,496	11.22%	8.63	7	637	77.2	77.3	0.0	38.9	70.6	98.6	82.8	10.3	0.5	0.7	3.0	1.5	7.0
FICO 651-700	916	107,078,112	10.71%	8.55	9	669	77.5	77.8	0.0	38.3	59.3	97.5	79.3	11.3	1.7	0.7	3.0	1.5	7.0
FICO <=500	328	16,593,252	1.66%	11.54	66	483	81.6	81.8	0.0	38.9	91.9	96.3	89.6	14.3	2.3	0.0	2.0	1.1	7.0
FICO >700	445	45,792,876	4.58%	7.71	30	740	72.0	72.3	0.0	35.4	81.3	97.9	81.6	10.5	1.7	0.5	3.0	1.5	7.0
LTV 080.00	945	85,173,329	8.52%	9.35	22	601	80.0	81.9	0.0	39.6	74.9	98.3	81.5	17.1	11.6	0.3	2.9	1.4	7.0
LTV 080.01-085.00	1,032	144,089,047	14.41%	8.76	12	607	82.3	82.4	0.0	39.7	66.3	99.3	81.7	8.3	0.2	0.6	2.9	1.5	7.0
LTV 085.01-090.00	1,514	224,385,127	22.45%	9.06	12	591	88.1	88.3	0.0	41.2	86.4	99.4	82.7	15.0	2.9	0.8	2.9	1.5	7.0
LTV 090.01-095.00	889	143,925,681	14.40%	8.85	4	572	91.4	91.4	0.0	43.2	98.0	100.0	81.7	9.0	0.3	0.2	3.0	1.5	7.0
LTV 095.01-100.00	630	29,162,222	2.92%	12.26	10	627	99.4	99.4	0.0	44.7	69.3	99.5	63.1	57.0	0.0	0.0	2.6	1.3	7.0
LTV >100
1Second Home	55	4,929,160	0.49%	9.85	9	629	65.4	65.4	0.0	40.9	39.2	0.0	48.8	31.7	0.0	0.0	3.0	1.5	7.0
2Investor	149	8,036,546	0.80%	10.78	29	607	71.5	71.5	0.0	39.9	86.4	0.0	80.1	13.1	0.0	0.0	2.9	1.5	7.0
2nd Lien	933	40,946,513	4.10%	12.45	7	630	91.7	91.7	0.0	44.3	74.9	99.4	65.8	41.1	0.0	0.0	0.0	0.0	0.0
Simultaneous 2nd	125	17,721,655	1.77%	8.91	29	591	83.5	96.5	0.0	43.9	93.3	100.0	61.8	62.6	100.0	2.0	2.9	1.4	7.0
1Stated	1,138	176,534,633	17.66%	8.93	5	617	75.2	75.3	0.0	40.2	0.0	98.5	80.1	13.9	0.7	0.4	3.0	1.5	7.0
2Limited	308	50,644,344	5.07%	8.93	8	612	77.8	77.8	0.0	32.3	0.0	97.0	84.5	6.1	0.0	0.4	3.0	1.5	7.0
3No Doc
1Purchase	1,035	100,756,446	10.08%	9.52	13	600	87.4	88.8	0.0	42.7	72.6	97.4	56.5	100.0	11.0	1.8	2.9	1.5	7.0
2Cashout Refi	6,128	750,941,322	75.12%	8.83	10	601	77.6	77.6	0.0	39.5	76.1	98.9	84.8	0.0	0.3	0.2	3.0	1.5	7.0
3Rate Term Refi	1,095	148,006,859	14.81%	8.80	17	602	81.6	82.1	0.0	41.0	86.6	98.8	86.9	0.0	3.0	0.1	2.9	1.5	7.0
2 to 4 Family	54	5,440,315	0.54%	9.59	19	610	67.2	67.2	0.0	41.4	71.1	92.4	0.0	4.9	0.0	0.0	2.8	1.6	7.0
Condo	243	34,162,263	3.42%	8.60	3	609	78.2	78.3	0.0	42.0	64.9	92.8	0.0	16.4	0.6	0.7	3.0	1.5	7.0
Fixed	5,201	441,815,273	44.19%	9.31	20	611	77.3	77.5	0.0	38.6	82.9	98.6	84.8	9.0	1.7	0.0	0.0	0.0	0.0
ARM	3,057	557,889,354	55.81%	8.57	4	593	80.6	80.9	0.0	41.2	72.8	98.8	80.3	11.0	1.9	0.7	3.0	1.5	7.0
DTI 045.001-50.000	1,866	262,170,311	26.22%	8.95	8	597	81.3	81.6	0.0	47.6	77.9	98.3	79.2	12.4	1.9	0.4	3.0	1.5	7.0
DTI 050.001-55.000	629	91,546,144	9.16%	9.01	8	580	83.4	84.0	0.0	51.0	91.3	99.0	80.2	16.0	5.2	0.4	3.0	1.5	7.0
DTI > 55	48	7,948,958	0.80%	8.51	3	592	85.0	85.0	0.0	56.1	95.0	98.9	87.8	15.6	0.0	0.0	3.0	1.5	7.0
IO Loans	16	3,846,867	0.38%	7.39	2	632	82.4	83.4	0.0	39.6	77.5	100.0	60.1	47.1	9.3	100.0	3.0	1.5	7.0
Cali	684	178,813,839	17.89%	8.01	2	608	77.6	77.7	0.0	42.1	67.1	99.6	89.5	6.9	1.6	0.6	3.0	1.5	7.0
CA-NORTH	223	58,040,498	5.81%	7.95	2	608	78.5	78.6	0.0	41.1	69.6	99.6	94.0	5.0	1.1	1.0	3.0	1.5	7.0
CA-SOUTH	461	120,773,342	12.08%	8.03	2	607	77.1	77.3	0.0	42.5	65.9	99.6	87.4	7.8	1.8	0.4	3.0	1.5	7.0
Florida	804	119,605,549	11.96%	8.38	5	602	78.3	78.5	0.0	41.3	70.1	97.9	69.8	12.2	1.5	0.4	3.0	1.5	7.0
Maryland	175	32,886,119	3.29%	8.50	2	599	78.3	78.3	0.0	41.8	81.6	98.0	68.0	2.8	0.0	1.2	3.0	1.5	7.0
Georgia	289	27,968,551	2.80%	10.04	21	583	83.8	84.0	0.0	39.7	82.6	98.1	86.5	10.4	1.9	0.9	2.9	1.4	7.0
New York	194	24,238,382	2.42%	9.43	9	594	74.0	74.0	0.0	40.0	72.6	98.3	90.0	5.3	1.1	0.0	2.9	1.5	7.0
Ohio	248	22,279,470	2.23%	9.47	23	585	82.5	83.0	0.0	39.8	90.0	98.2	91.5	12.1	3.8	0.0	2.8	1.4	7.0
40 yr Loans	931	248,576,889	24.87%	7.80	1	611	80.3	80.6	0.0	42.3	65.4	99.7	78.5	13.9	2.5	0.0	3.0	1.5	7.0
Purchase Loans w/Simul 2nds	69	11,099,178	1.11%	8.85	25	587	84.8	97.0	0.0	44.8	90.6	100.0	41.5	100.0	100.0	3.2	2.9	1.5	7.0
Stated Doc Purchase Loans w/Simul 2nds	2	1,043,038	0.10%	7.78	1	661	80.0	90.0	0.0	36.6	0.0	100.0	100.0	100.0	100.0	0.0	3.0	1.5	7.0
IO Purchase Loans w/Simul 2nds	1	359,588	0.04%	8.24	1	571	90.0	100.0	0.0	54.9	100.0	100.0	0.0	100.0	100.0	100.0	3.0	1.5	7.0
Stated Doc IO Purchase Loans w/Simul 2nds

FICO Std Dev	58.905
LTV Std Dev	15.276